Exhibit 12

[Form of Tax Opinion]

            , 2012

Global Income & Currency Fund Inc. 333 West Wacker Drive Chicago, Illinois 60606	Nuveen Diversified Currency Opportunities Fund 333 West Wacker Drive Chicago, Illinois 60606

Re:	Reorganization of Global Income & Currency Fund Inc. into Nuveen Diversified Currency Opportunities Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) by and between Global Income & Currency Fund Inc., a Maryland corporation (the “Acquired Fund”), and Nuveen Diversified Currency Opportunities Fund (formerly known as Nuveen Multi-Currency Short-Term Government Income Fund), a Massachusetts business trust (the “Acquiring Fund”). The Acquired Fund and the Acquiring Fund are each referred to herein as a “Fund.”

The Reorganization contemplates the transfer of substantially all the assets of the Acquired Fund to the Acquiring Fund solely in exchange for voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of             , 2012, entered into by the Acquired Fund and the Acquiring Fund (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Funds in letters dated             , 2012. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

            , 2012

Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1. The transfer by the Acquired Fund of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund, followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Acquired Fund to the Acquired Fund’s shareholders of record in complete liquidation of the Acquired Fund and the dissolution of the Acquired Fund as soon as possible thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Acquired Fund will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund. (Section 1032(a) of the Code).

3. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares so received to the Acquired Fund’s shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund. (Sections 361(a) and (c) and 357(a) of the Code).

4. No gain or loss will be recognized by the Acquired Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all their shares of the Acquired Fund solely for Acquiring Fund Shares, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional Acquiring Fund Share. (Section 354(a) of the Code).

5. The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization (including any fractional Acquiring Fund Share

            , 2012

to which a shareholder would be entitled) will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6. The holding period of the Acquiring Fund Shares received by each Acquired Fund shareholder in the Reorganization (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder, provided such Acquired Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Acquired Fund immediately before the Effective Time. (Section 362(b) of the Code).

8. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Acquired Fund, the Acquiring Fund or any Acquired Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended. The Acquired Fund’s and Acquiring Fund’s common shares are listed and traded on the New York Stock Exchange under the symbols GCF and JGT, respectively. Neither Fund currently has outstanding any shares, other than its common shares. All the outstanding common shares of each Fund are treated, and the Acquiring Fund Shares issued in the Reorganization will be treated, as equity for federal income tax purposes. Each Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.

            , 2012

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire substantially all the assets of the Acquired Fund solely in exchange for newly issued Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The assets of the Acquired Fund to be acquired by the Acquiring Fund will include, without limitation, cash, securities, commodities, interests in futures, and dividends or interest receivables owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund as of the closing date of the Reorganization. The Acquired Fund will retain assets sufficient to pay its liabilities that will not be assumed by the Acquiring Fund, including, without limitation, all declared but unpaid dividends on all outstanding common shares of the Acquired Fund. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Acquired Fund’s net assets and at least seventy percent (70%) of the fair market value of the Acquired Fund’s gross assets held immediately prior to the Reorganization. The Acquiring Fund Shares issued to the Acquired Fund will have the same aggregate net asset value as the aggregate value of the net assets of the Acquired Fund transferred to the Acquiring Fund.

After the Effective Time of the Reorganization, the Acquired Fund will be liquidated and will distribute the newly issued Acquiring Fund Shares it received pro rata to its shareholders of record in exchange for such shareholders’ Acquired Fund shares. No fractional Acquiring Fund Shares will be issued in connection with the Reorganization. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Shares, will aggregate all fractional Acquiring Fund Shares and sell the resulting whole on the New York Stock Exchange for the account of all shareholders entitled to receive fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of the Reorganization, every shareholder of the Acquired Fund will own Acquiring Fund Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value immediately after the Reorganization equal to the aggregate per share net asset value of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization.

Following the Reorganization, the Acquiring Fund will continue the Acquired Fund’s historic business or use a significant portion of the Acquired Fund’s historic business assets in its business.

In approving the Reorganization, the Board of Directors of the Acquired Fund and the Board of Trustees of the Acquiring Fund (the “Boards”) each determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and that the

            , 2012

interests of the shareholders of its respective Fund will not be diluted as a result of the Reorganization. In making such determination, the Boards considered the compatibility of the Funds’ investment objectives, policies and related risks; consistency of portfolio management; improved economies of scale and the potential for a lower expense ratio; and improved secondary market trading.

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of substantially all the assets of the Acquired Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of substantially all the liabilities of the Acquired Fund followed by the complete liquidation and dissolution of the Acquired Fund as soon as possible thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Acquired Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of fractional shares, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Acquired Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred

            , 2012

to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of each Fund and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of either of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-183328) containing the Proxy Statement/Prospectus relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission on             , 2012 (the “Registration Statement”) and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

VEDDER PRICE P.C.

FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein (including in any attachments and enclosures) is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.